UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)	April 27, 2009

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-3247 (Commission File Number)	16-0393470 (I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York (Address of principal executive offices)	14831 (Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated April 27, 2009 regarding its financial results for the first quarter ended March 31, 2009 is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

99	Press Release dated April 27, 2009, issued by Corning Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: April 27, 2009	By /s/	R. TONY TRIPENY
R. Tony Tripeny
Vice President & Corporate Controller

Exhibit 99

FOR RELEASE — APRIL 27, 2009

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Announces First-Quarter Results

Expects Strong LCD Glass Demand in Second Quarter

CORNING, N.Y. –– Corning Incorporated (NYSE:GLW) today announced results for the first quarter of 2009, as well as its expectations for the second quarter.

First-Quarter Highlights

•	Sales were $989 million, a 9% decrease sequentially.
•	Earnings per share (EPS) were $0.01. Excluding special items, EPS were $0.10,* down 23% sequentially.
•

Display Technologies combined LCD glass volume, including Corning’s wholly owned business and Samsung Corning Precision Glass Co., Ltd. (SCP), increased 4% sequentially. Volume in the company’s wholly owned business was down 1% sequentially, while SCP’s volume was up about 7%.

•	Gross margin was 27%, slightly lower than fourth-quarter gross margin of 28%.
•	Corporate restructuring charges were $165 million pretax and in line with expectations.

Quarter One Financial Comparisons

	Q1 2009	Q4 2008	% Change	Q1 2008	% Change
Net Sales in millions	$989	$1,084	(9%)	$1,617	(39%)
Net Income in millions	$14	$249	(94%)	$1,029	(99%)
Non-GAAP Net Income in millions*	$150	$208	(28%)	$702	(79%)
GAAP EPS	$0.01	$0.16	(94%)	$0.64	(98%)
Non-GAAP EPS*	$0.10	$0.13	(23%)	$0.44	(77%)

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

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Corning Announces First-Quarter Results

Page Two

“We were very pleased with our first-quarter performance given the high level of economic uncertainty we were facing,” Wendell P. Weeks, chairman and chief executive officer, said. “The biggest questions we had coming into the first quarter were first, would the strong LCD TV sales rate continue in this tough environment, and second, when would the display supply chain contraction end? It was satisfying to see the continued strength of LCD TV sales at retail worldwide throughout the first quarter. We were also pleased to see demand for our glass pick up sooner than we anticipated, an indication that the display supply chain contraction was ending. These contributed to stronger-than-expected sales and earnings performance this quarter.”

First-Quarter Segment Results

Sales in the Display Technologies segment were $357 million, down 8% sequentially. Sequential price declines were significant, but in line with the company’s expectations. Positive foreign exchange rate movements basically offset the slight volume decline in the wholly owned business.

Telecommunications segment sales were $385 million, down 5% sequentially. Stronger optical fiber, cable and private network demand in China was offset by lower private network, cable, and hardware and equipment sales in North America.

Environmental Technologies segment sales were $110 million, down 14% sequentially, mirroring the difficulties experienced in the global automotive industry and continued weakness in heavy-duty diesel sales in the U.S.

Corning’s equity earnings were $195 million, down significantly from last year’s fourth-quarter equity earnings of $288 million. Equity earnings from Dow Corning Corporation were $5 million, an appreciable decline from the fourth quarter. First-quarter equity earnings from Dow Corning include $29 million in restructuring charges. Samsung Corning Precision’s equity earnings contribution was $187 million, down 2% versus the fourth quarter of last year. Volume gains were more than offset by price declines, which were higher than Corning’s wholly owned business.

Looking Forward

James B. Flaws, vice chairman and chief financial officer, said, “While economic uncertainty remains, we are expecting strong growth in display as our customers continue to ramp their capacity to match end market demand. We anticipate sequential volumes at our wholly owned business to be up more than 50% and up more than 25% at SCP. Therefore, we foresee relighting several of our glass melting tanks sooner than planned.

“With increased volume and manufacturing capacity,” he continued, “we should see considerable improvement in both the display segment’s and the company’s gross margins in the second quarter.” He noted that up through the end of the first quarter, Corning used existing inventory to meet the increase in glass demand. The company expects second-quarter glass price declines at both its wholly owned business and SCP to be much more moderate compared to the first quarter.

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Corning Announces First-Quarter Results

Page Three

The company has increased its estimate for the 2009 LCD glass market from 2 billion square feet to a range of 2.1 billion to 2.2 billion square feet. The change was driven by stronger-than-anticipated demand for LCD TVs, offset slightly by weaker-than-expected demand for notebook computers. The company now expects LCD TV units to grow 18% this year versus its original expectation of 9%.

Corning expects modest sequential growth in its other business segments in the second quarter. Also, Dow Corning has seen improving monthly sales which could lead to notably better results for its earnings.

Flaws reminded investors that the company is not providing specific sales or earnings guidance for the second quarter. “However,” he said, “We expect to see significant sequential improvement in the company’s sales, gross margin, and earnings before special items.* Second-quarter results will also benefit from our recently completed fixed cost reduction programs.”

He pointed out that Corning acted decisively to resize the company’s cost structure in line with $5 billion in sales this year. “As we said previously, if we do not see continued growth into the second half of this year, we will consider taking further corporate-wide restructuring actions to improve profitability.”

In concluding his comments, Flaws said, “We are encouraged by the early market interest and growth opportunities for some of our recent product innovations. A good example is Gorilla™ glass, our durable glass for touch screen and electronic applications. Gorilla glass has already been designed into 20 different electronic devices including both cell phones and notebook computers from more than seven separate manufacturers. We believe Corning has the right product mix and is well positioned in core markets to seize the upside when economic growth returns.”

First-Quarter Conference Call Information

The company will host a first-quarter conference call on Monday, April 27 at 8:30 a.m. ET. To access the call, dial (800) 398-9379, or international access call (612) 288-0329 approximately 10 - 15 minutes prior to the start of the call. The password is ‘QUARTER ONE’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to http://www.corning.com/investor_relations and follow the instructions. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Monday, May 11 2009. To listen, dial (800) 475-6701 or for international access dial (320) 365-3844. The access code is 994513. The webcast will be archived for one year following the call.

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Corning Announces First-Quarter Results

Page Four

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These non-GAAP measures are reconciled on the company’s Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended March 31,

	2009	2008

Net sales	$989	$1,617
Cost of sales	719	773

Gross margin	270	844

Operating expenses:
Selling, general and administrative expenses	207	242
Research, development and engineering expenses	151	151
Amortization of purchased intangibles	3	2
Restructuring, impairment and other charges and (credits) (Note 1)	165	(1)
Asbestos litigation charge (credit) (Note 2)	4	(327)

Operating (loss) income	(260)	777

Equity in earnings of affiliated companies (Note 3)	195	312
Interest income	7	30
Interest expense	(14)	(18)
Other income, net	20	2

(Loss) income before income taxes	(52)	1,103
Benefit (provision) for income taxes	66	(74)

Net income attributable to Corning Incorporated	$14	$1,029

Basic earnings per common share (Note 4)	$0.01	$0.66
Diluted earnings per common share (Note 4)	$0.01	$0.64
Dividends declared per common share	$0.05	$0.05

See accompanying notes to these financial statements.

Certain amounts for 2008 were reclassified to conform to the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	March 31, 2009	December 31, 2008

Assets

Current assets:
Cash and cash equivalents	$1,780	$1,873
Short-term investments, at fair value	805	943
Total cash, cash equivalents and short-term investments	2,585	2,816
Trade accounts receivable, net of doubtful accounts and allowances	593	512
Inventories	731	798
Deferred income taxes	151	158
Other current assets	379	335
Total current assets	4,439	4,619

Investments	2,435	3,056
Property, net of accumulated depreciation	7,806	8,199
Goodwill and other intangible assets, net	302	305
Deferred income taxes	3,059	2,932
Other assets	137	145

Total Assets	$18,178	$19,256

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$68	$78
Accounts payable	542	846
Other accrued liabilities	982	1,128
Total current liabilities	1,592	2,052

Long-term debt	1,596	1,527
Postretirement benefits other than pensions	774	784
Other liabilities	1,521	1,402
Total liabilities	5,483	5,765

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,612 million and 1,609 million	806	804
Additional paid-in capital	12,576	12,502
Retained earnings	1,876	1,940
Treasury stock, at cost; Shares held: 63 million and 61 million	(1,202)	(1,160)
Accumulated other comprehensive loss	(1,409)	(643)
Total Corning Incorporated shareholders’ equity	12,647	13,443
Noncontrolling interest	48	48
Total equity	12,695	13,491

Total Liabilities and Equity	$18,178	$19,256

See accompanying notes to these financial statements.

Certain amounts for 2008 were reclassified to conform to the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended March 31,
	2009	2008
Cash Flows from Operating Activities:
Net income attributable to Corning Incorporated	$14	$1,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	175	157
Amortization of purchased intangibles	3	2
Asbestos litigation	4	(327)
Restructuring charges (credits)	165	(1)
Stock compensation charges	35	41
Undistributed earnings of affiliated companies	208	(161)
Deferred tax benefit	(119)	(2)
Restructuring payments	(12)	(7)
Customer deposits, net of (credits) issued	(103)	(66)
Employee benefit payments less than (in excess of) expense	17	(48)
Changes in certain working capital items:
Trade accounts receivable	(111)	(50)
Inventories	39	(32)
Other current assets	(23)	(21)
Accounts payable and other current liabilities, net of restructuring payments	(89)	(224)
Other, net	61	5
Net cash provided by operating activities	264	295

Cash Flows from Investing Activities:
Capital expenditures	(276)	(467)
Net proceeds from sale or disposal of assets	12
Short-term investments – acquisitions	(104)	(724)
Short-term investments – liquidations	242	816
Net cash used in investing activities	(126)	(375)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(63)	(9)
Principal payments under capital lease obligations	(9)
Proceeds from issuance of common stock, net	5	4
Proceeds from the exercise of stock options	1	18
Repurchases of common stock		(62)
Dividends paid	(78)	(78)
Other, net	1	(2)
Net cash used in financing activities	(143)	(129)
Effect of exchange rates on cash	(88)	117
Net decrease in cash and cash equivalents	(93)	(92)
Cash and cash equivalents at beginning of period	1,873	2,216

Cash and cash equivalents at end of period	$1,780	$2,124

Certain amounts for 2008 were reclassified to conform with the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended March 31, 2009
Net sales	$357	$385	$110	$60	$76	$1	$989
Depreciation (1)	$104	$31	$24	$10	$4	$3	$176
Amortization of purchased intangibles		$3					$3
Research, development and engineering expenses (2)	$22	$23	$30	$11	$3	$36	$125
Restructuring, impairment and other charges	$34	$15	$19	$18	$7	$4	$97
Equity in earnings (loss) of affiliated companies	$180	$(4)	$2			$12	$190
Income tax (provision) benefit (3)	$(7)	$1	$14	$10		$7	$25
Net income (loss) (4)	$218	$(1)	$(44)	$(27)	$8	$(29)	$125

Three months ended March 31, 2008
Net sales	$829	$421	$197	$83	$81	$6	$1,617
Depreciation (1)	$90	$27	$24	$8	$4	$3	$156
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$24	$24	$33	$9	$2	$36	$128
Restructuring, impairment and other credits		$(1)					$(1)
Equity in earnings of affiliated companies	$207		$1			$22	$230
Income tax provision	$(61)	$(5)	$(5)		$(5)	$(2)	$(78)
Net income (loss) (4)	$679	$11	$13	$(4)	$10	$(27)	$682

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)

Effective January 1, 2009, we began providing U.S. income tax expense (or benefit) on U.S. earnings (losses) due to the change in our conclusion about the realizability of our U.S. deferred tax assets in 2008. As a result of the change in our tax position, we adjusted the allocation of taxes to our operating segments in 2009 to reflect this difference.

(4)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended March 31,

	2009	2008
Net income of reportable segments	$154	$709
Non-reportable segments	(29)	(27)
Unallocated amounts:
Net financing costs (1)	(20)	9
Stock-based compensation expense	(35)	(41)
Exploratory research	(20)	(18)
Corporate contributions	(9)	(11)
Equity in earnings of affiliated companies (2)	5	82
Asbestos litigation (3)	(4)	327
Other corporate items (4)	(28)	(1)
Net income	$14	$1,029

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)

Represents the equity of Dow Corning Corporation. In the first quarter of 2009, equity earnings of affiliated companies, net of impairments includes a charge of $29 million representing restructuring charges at Dow Corning Corporation.

(3)

In the first quarter of 2008, Corning reduced its liability for asbestos litigation as a result of the increase in the likelihood of a settlement under recently proposed terms and a corresponding decrease in the likelihood of a settlement under terms established in 2003.

(4)	In the first quarter of 2009, other corporate items included $68 million ($44 million after-tax) of restructuring charges.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Restructuring

In the first quarter of 2009, Corning recorded a charge of $165 million ($107 million after-tax), which was comprised primarily of severance costs, special termination benefits and outplacement services for a corporate-wide restructuring plan.

2.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan). On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan. On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished. The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments, recorded at present value on December 31, 2008. Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares. As a result, the estimated asbestos litigation liability is no longer impacted by movements in the value of Corning common stock. The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning. Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.

In the first quarter of 2009, we recorded charges of $4 million ($2 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the Amended PCC Plan.

3.	Equity in Earnings of Affiliated Companies

In the first quarter of 2009, equity in earnings of affiliated companies included charges of $29 million ($27 million after-tax) for Corning’s share of the restructuring charges at Dow Corning Corporation.

4.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended March 31,		Three months ended December 31, 2008
	2009	2008

Basic	1,548	1,566	1,546
Diluted	1,559	1,598	1,559
Diluted used for non-GAAP measures	1,559	1,598	1,559

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2009	2008
	Q1	Q1	Q2	Q3	Q4	Total

Display Technologies	$357	$829	$809	$696	$390	$2,724

Telecommunications
Fiber and cable	192	214	248	258	200	920
Hardware and equipment	193	207	229	238	205	879
	385	421	477	496	405	1,799

Environmental Technologies
Automotive	64	137	132	112	77	458
Diesel	46	60	77	65	51	253
	110	197	209	177	128	711

Specialty Materials	60	83	104	101	84	372

Life Sciences	76	81	87	83	75	326

Other	1	6	6	2	2	16

Total	$989	$1,617	$1,692	$1,555	$1,084	$5,948

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.10	$146	$150

Special items:
Restructuring charges (a)	(0.07)	(165)	(107)

Asbestos litigation (b)		(4)	(2)

Equity in earnings of affiliated companies (c)	(0.02)	(29)	(27)

Total EPS and net income	$0.01	$(52)	$14

(a)

In the first quarter of 2009, Corning recorded a charge of $165 million ($107 million after-tax), which was comprised primarily of severance costs, special termination benefits and outplacement services for a corporate-wide restructuring plan.

(b)	In the first quarter of 2009, Corning recorded a charge of $4 million ($2 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan.

(c)	In the first quarter of 2009, equity in earnings of affiliated companies included a charge of $29 million ($27 million after-tax) for our share of the restructuring charges at Dow Corning Corporation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.44	$463	$702

Special items:
Asbestos litigation (a)	0.20	327	327

Total EPS and net income	$0.64	$790	$1,029

(a)

In the first quarter of 2008, Corning recorded a credit of $327 million (before- and after-tax) to adjust the asbestos liability from $1 billion to $675 million, including the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Loss Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.13	$(51)	$208

Special items:
Asbestos litigation (a)	0.02	28	28

Restructuring, impairment, and other charges (b)	(0.01)	(22)	(21)

Available-for-sale securities (c)	(0.01)	(11)	(11)

Valuation allowance release (d)	0.03		45

Total EPS and net income	$0.16	$(56)	$249

(a)

In the fourth quarter of 2008, Corning recorded a credit of $28 million (before- and after-tax) to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(b)	In the fourth quarter of 2008, Corning recorded a charge of $22 million ($21 million after-tax) comprised primarily of severance costs for a restructuring plan in the Telecommunications segment.

(c)	In the fourth quarter of 2008, Corning recorded a loss of $11 million (before- and after-tax) on certain available-for-sale securities included in cash and short-term investments.

(d)	In the fourth quarter of 2008, Corning recorded a deferred tax asset valuation allowance release of $45 million resulting from a change in our estimate of current-year U.S. taxable income.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2009 and December 31, 2008

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended March 31, 2009 and December 31, 2008 are non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended March 31, 2009	Three months ended December 31, 2008

Cash flows from operating activities	$264	$380

Less: Cash flows from investing activities	(126)	(1,138)

Plus: Short-term investments – acquisitions	104	567

Less: Short-term investments – liquidations	(242)	(193)

Free cash flow	$--	$(384)

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